Exhibit 10.8
VF CORPORATION
AWARD CERTIFICATE
Restricted Stock Units - May 2024 Grant
Number of RSUs Awarded: #QuantityGranted#
To Participant: #ParticipantName#
I am pleased to advise you that the Talent and Compensation Committee of VF’s Board of Directors has, as of the Grant Date set forth below, taken all necessary corporate action to award to you the number of Restricted Stock Units (“RSUs”) set forth above under VF Corporation’s 1996 Stock Compensation Plan, as amended (the “1996 Plan”), subject to the terms and conditions set forth in the 1996 Plan and the attached Appendix. Notwithstanding the award of the RSUs to you, the RSUs will automatically be canceled and terminated with no payment of any kind to you in the event the amended and restated 1996 Plan is not approved by the shareholders of VF at the 2024 Annual Meeting of Shareholders (including any adjournment thereof).
If you have previously agreed to VF’s Non-Competition, Non-Solicitation & Confidentiality Agreement or Protective Covenants Agreement (hereinafter referred to as the “Equity Covenant Agreement”), your acceptance of this Award constitutes your acknowledgment and reaffirmation of your ongoing obligations under the Equity Covenant Agreement. You must accept this Award no later than 60 days from the grant communications date. If you choose not to accept the Award by such deadline, the Award will be canceled. Only your acceptance of and agreement to a new Equity Covenant Agreement will modify your existing obligations.

If you have not previously accepted and agreed to the “Equity Covenant Agreement”, or if VF is presenting you a new Equity Covenant Agreement with this Award Certificate, the grant of this Award is conditioned upon, and constitutes consideration for, your acceptance of the Equity Covenant Agreement, the form of which has been provided to you together with this Award Certificate. To meet this condition, you must accept and sign and acknowledge the Equity Covenant Agreement on Fidelity.com not later than 60 days from the grant communication date. If you choose not to accept the Equity Covenant Agreement by such deadline, this Award will be canceled.
By accepting this Award, you acknowledge that you understand and agree to its terms.

VF CORPORATION

By:
Bracken Darrell
President and Chief Executive Officer

Dated:	#GrantDate# (“Grant Date”)

VF CORPORATION
APPENDIX TO
AWARD CERTIFICATE
Terms and Conditions Relating to
Restricted Stock Units
1.      Grant of RSUs.
(a)    Grant of RSUs Under 1996 Plan. Participant has been granted the Restricted Stock Units (“RSUs”) specified in the Award Certificate under VF Corporation’s (the “Company’s”) 1996 Plan, copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the 1996 Plan are hereby incorporated by reference into this Appendix. Capitalized terms used in this Appendix but not defined herein shall have the same meanings as in the 1996 Plan. If there is any conflict between the provisions of this Appendix and the mandatory provisions of the 1996 Plan, the provisions of the 1996 Plan shall govern. By accepting the grant of the RSUs, Participant agrees to be bound by all of the terms and provisions of the 1996 Plan (as presently in effect or later amended), the rules and regulations under the 1996 Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.
(b)    Certain Restrictions. Until RSUs have become vested in accordance with Section 2(e), RSUs shall be subject to a risk of forfeiture as provided in the 1996 Plan and this Appendix. Until such time as each RSU has become settled by delivery of a share in accordance with Section 3, such RSU will be nontransferable, as provided in the 1996 Plan and Section 2(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of RSUs, which may include “blackout” periods during which Participant may not engage in such sales.
2.    General Terms of RSUs.

(a)    Nature of RSUs. Each RSU represents a conditional right of Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock at the times specified hereunder and subject to the terms and conditions of the 1996 Plan and this Appendix. Each RSU constitutes an award under Article VIII of the 1996 Plan (including Section 8.6 thereof), representing a bookkeeping unit which is an arbitrary accounting measure created and used solely for purposes of the 1996 Plan and this Appendix. RSUs do not represent ownership rights in the Company, shares of Common Stock, or any asset of the Company.

(b)    Account. An account will be maintained for Participant for purposes of this Award, to which the total number of RSUs granted and any RSUs resulting under Section 2(c) shall be credited.

(c)    Dividend Equivalents and Adjustments. Dividend equivalents shall be paid or credited on RSUs as follows; provided, however, that the Committee may vary the manner and terms of crediting dividend equivalents, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant:

(i)     Regular Cash Dividends. Each RSU will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional RSUs, at the Fair Market Value of Common Stock at the dividend payment date.

(ii)    Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the number of RSUs credited to Participant's Account as of the payment date for such dividend or distribution or forward split shall be automatically adjusted by multiplying the number of RSUs credited to the Account as of the record date for such dividend or distribution or split by the distribution ratio of additional shares of Common Stock actually paid as a dividend or distribution or issued in such dividend, distribution or split in respect of each outstanding share of Common Stock.

(iii)    Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 1996 Plan, the Committee shall adjust the number of RSUs credited to Participant's Account in a manner that will prevent dilution or enlargement of Participant’s rights with respect to RSUs, in an equitable manner determined by the Committee. In the case of a cash dividend or distribution that is not a regular cash dividend, the Committee may determine the manner of adjustment under this Section 2(c)(iii) instead of the crediting of dividend equivalents under Section 2(c)(i).

(iv)    Risk of Forfeiture and Settlement of Dividend Equivalents and RSUs Resulting from Dividend Equivalents and Adjustments. Rights to dividend equivalents and RSUs which directly or indirectly result from dividend equivalents on or adjustments to an RSU shall be subject to the same risk of forfeiture as applies to the granted RSU and will be settled at the same time as the granted RSU.

(d)      Non-Transferability. Unless otherwise determined by the Committee, neither Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any RSU, Account or Account balance, or other right hereunder, nor shall any such RSU, Account or Account balance, or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of Participant or any beneficiary, or any legal process.

(e)    Vesting and Forfeiture. The “Stated Vesting Date” of the RSUs will be as follows: 50% of the RSUs (rounded up to the nearest whole unit) will have a Stated Vesting Date on the second anniversary of the Grant Date and 50% of the RSUs (rounded down to the nearest whole unit) will have a Stated Vesting Date on the fourth anniversary of the Grant Date, except as otherwise provided herein, if Participant continues to be an employee of the Company or any of its Subsidiaries or affiliates through the applicable Stated Vesting Date.
Except to the extent set forth herein, upon a Participant's Termination of Employment prior to the vesting of RSUs at an applicable Stated Vesting Date, all unvested RSUs shall be canceled and forfeited and Participant shall have no further rights hereunder.
(i)If Termination of Employment is an involuntary separation by the Company not for Cause, a Pro Rata Portion (as defined below) of the RSUs shall vest immediately (but will not include any time during which Participant receives Severance Pay), with any unvested RSUs in excess of such Pro Rata Portion canceled and forfeited.
(ii)If Termination of Employment is due to Participant’s death or Disability (as defined below), the RSUs shall immediately vest in full, without proration.

In addition, and notwithstanding anything in this Appendix to the contrary, the RSUs shall be forfeited and shall terminate immediately on the Participant’s date of Termination of Employment for involuntary separation (the date of termination of employment will be determined without giving effect to any period during which severance payments may be made to a Participant) if termination is prior to the 12-month anniversary of the Grant Date.

(f)    Clawback. The RSUs are subject to the Company's Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Grant. Such Policy imposes conditions that may result in forfeiture of the RSUs or the proceeds to Participant resulting from the RSUs (a so-called "clawback") in certain circumstances if the Company's financial statements are required to be restated as a result of misconduct. Participant is also subject to the Company's Code of Business Conduct and, to the extent applicable, the Company's Policy for the Recovery of Erroneously Awarded Compensation. A recovery under this Section 2(f) can be made by withholding compensation otherwise due to Participant, by cancelling RSUs, whether unvested or vested but unpaid, or by such other means determined appropriate by the Committee. The clawback policies set forth in this Section 2(f) shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law. No recovery of compensation as described in this Section 2(f) will be an event giving rise to Participant's right to resign for "good reason" or "constructive termination" (or similar term) under any plan of, or agreement with, the Company, any Subsidiary or affiliate, and/or Participant.

(g)    Certain Definitions. The following definitions apply for purposes of this Appendix:

(i)    "Disability" means (A), if Participant has an Employment Agreement defining "Disability," the definition under such Employment Agreement, or (B), if Participant has no Employment Agreement defining "Disability," Participant's incapacity due to physical or mental illness resulting in Participant's absence from his or her duties with the Company or any of its Subsidiaries or affiliates on a full-time basis for 26 consecutive weeks, and, within 30 days after written notice of termination has been given by the Company, Participant has not returned to the full-time performance of his or her duties.

(ii)    "Pro Rata Portion" means a fraction the numerator of which is the number of days that have elapsed from the Grant Date to the date of Participant's Termination of Employment, not including any severance payment period for involuntary separation, and the denominator of which is the number of days from the Grant Date to the applicable Stated Vesting Date; provided, however, the Pro Rata Portion may not exceed 100%.

(iii)    "Termination of Employment" means Participant's termination of employment with the Company or any of its Subsidiaries or affiliates in circumstances in which, immediately thereafter, Participant is not employed by the Company or any of its Subsidiaries or affiliates. Service as a non-employee director shall not be treated as employment for purposes of this Appendix.

3.    Settlement of RSUs.
(a)    Settlement Date. Vested RSUs will be settled by delivery of one share of Common Stock for each RSU, together with dividend equivalent amounts payable under Section 2(c). Such settlement will occur within 15 business days after the date on which the RSUs become vested (including any accelerated vesting under Section 2(e)), subject to Section 3(b) (regarding RSUs that constitute deferrals of compensation under Section 409A) of the Internal Revenue Code (the "Code"). Delivery of shares in settlement of RSUs will take place as promptly as practicable after the settlement date (but not later than 15 business days after the designated settlement date), subject to Section 3(b). In the event of Participant’s death or Disability, the certificates representing shares of vested RSUs shall be delivered on or before the 60th day following the Termination of Employment due to death or Disability (subject to Section 3(b) in the case of Termination of Employment due to Disability).
(b)    Certain Limitations to Ensure Compliance with Code Section 409A. For purposes of this Appendix, references to a term or event (including any authority or right of the Company or Participant) being "permitted" under Code Section 409A mean that the term or event will not cause Participant to be liable for payment of interest or a tax penalty under Section 409A. The provisions of the 1996 Plan and other provisions of this Appendix notwithstanding, the terms of the RSUs, including any authority of the Company and rights of Participant, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, the Company shall have no authority to accelerate distributions relating to RSUs in excess of the authority permitted under Section 409A, and, if the timing of any distribution in settlement of RSUs would result in Participant's constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (thus, for example, if RSUs were deemed to be a deferral of compensation under Code Section 409A, any distribution in settlement of RSUs subject to Section 409A(a)(2)(A)(i) (separation from service) would be triggered only by a “separation from service” under Treasury Regulation Section 1.409A-1(h) and, if the Participant were a “specified employee” under Treasury Regulation Section 1.409A-1(i), such distribution would be delayed until six months after such separation from service other than due to death).

(c)    Delivery of Common Stock. Whenever Common Stock is to be delivered hereunder, the Company shall deliver to Participant or Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of Participant, the Beneficiary, or in such other form of registration as instructed by Participant, except that the Company may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by Participant and by the Company with all applicable federal and state securities and other laws and regulations.  The Company may determine the manner in which fractional shares of Common Stock shall be dealt with upon settlement of RSUs; provided, however, that no certificate shall be issued representing a fractional share. If there occurs any delay between the settlement date and the date shares are issued or delivered to Participant, a cash amount equal to any dividends or distributions the record date for which fell between the settlement date and the date of issuance or delivery of the shares shall be paid to Participant together with the delivery of the shares and non-cash dividends or distributions will trigger an equitable adjustment under Section 2(c).

4.      Tax Withholding.
If tax withholding is required by applicable law, the Company shall withhold from the shares deliverable in settlement of RSUs (including a deferred settlement) the number of shares having an aggregate fair market value equal to the mandatory withholding requirements, but rounded to a whole share (up or down based on administrative convenience), unless at least 90 days prior to an applicable settlement date Participant has made other arrangements approved by the Human Resources Department to make payment of such withholding amounts. Unless otherwise determined by the Company, if settlement of the RSUs does not also take place at or shortly following the vesting date, the date when the award is no longer subject to substantial risk of forfeiture, then no such share withholding will take place to satisfy any FICA requirements applicable at that vesting date and Participant will be required to pay any such applicable FICA withholding in cash.
5.    Miscellaneous.

(a)    Binding Effect; Written Amendments. The terms and conditions set forth in the Award Certificate and this Appendix shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate and Appendix constitute the entire agreement between the parties with respect to the RSUs and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of the Award Certificate or Appendix which may impose any additional obligation upon the Company or materially impair the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially impaired thereby, by Participant.

(b)    No Promise of Employment. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an officer, employee or director of the Company or its Subsidiaries for any period of time, or at any particular rate of compensation.

    (c)    Governing Law. The validity, interpretation, construction and performance of the Award Certificate and Appendix shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d)     Unfunded Obligations. The grant of the RSUs and any provision for distribution in settlement of Participant's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant's entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(e)    Notices. Any notice to be given the Company under the Award Certificate and Appendix shall be addressed to the Company at its principal executive offices, in care of the Human Resources Department, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by the Award Certificate and Appendix prior to the settlement and distribution of the shares as specified herein.

(g)    Voluntary Participation. Participant’s participation in the 1996 Plan is voluntary. The value of the RSUs is an extraordinary item of compensation. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, change in control payments, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.